Exhibit 99.1

News Release
WINNEBAGO INDUSTRIES REPORTS FIRST QUARTER FISCAL 2026 RESULTS
-- Quarterly Net Revenues Increase 12.3%, Driven by Growth in Motorhome and Towable RV Segments --
-- Improved Top-Line Performance and Cost Discipline Deliver Margin Gains and Strengthen Balance Sheet --
-- Barletta Continues Share Expansion in U.S. Aluminum Pontoon Segment(1) --
-- Motorized Offerings from Newmar and Grand Design Fuel Share Growth in Class A and Class C(1) --
-- Company Raises FY 2026 Earnings Guidance Range --

EDEN PRAIRIE, MINN, December 19, 2025 -- Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Fiscal 2026 first quarter ended November 29, 2025.

First Quarter Fiscal 2026 Financial Summary
•Net revenues of $702.7 million compared to $625.6 million in the first quarter of Fiscal 2025
•Gross profit of $89.0 million, representing 12.7% gross margin compared to 12.3% in the first quarter of Fiscal 2025
•Net income of $5.5 million, or $0.19 per diluted share; adjusted earnings per diluted share of $0.38 compared to adjusted loss per diluted share of $0.03 in the first quarter of Fiscal 2025
•Adjusted EBITDA of $30.2 million, up 109.7% year-over-year
•Net cash flow from operations of $25.4 million compared to net cash flow used in operations of $16.7 million in the first quarter of Fiscal 2025
•Net leverage ratio improves to 2.7x at quarter-end from 3.1x at Fiscal 2025 year-end

CEO Commentary
“Winnebago Industries performed ahead of our expectations in the first quarter and demonstrated clear progress on our priorities,” said Michael Happe, the Company’s President and Chief Executive Officer. “Although the retail demand environment is dynamic and dealer order patterns remain highly seasonal, we delivered meaningful top-line growth and margin expansion in both our Motorhome and Towable RV segments. These results were driven primarily by new products, select pricing actions, production discipline, strong cost management, and the benefit of a product portfolio that is increasingly aligned to where consumers are spending. We also strengthened our balance sheet, reinforcing the financial flexibility that supports our long-term ambitions.

“Our Motorhome RV segment continued its momentum, propelled by the sustained appeal of our premium Newmar products and the growing presence of our Grand Design motorized offerings,” said Happe. “These brands are deepening our reach in both the luxury Class A and core Class C markets, and their performance in the quarter reflects the advantages of our focused innovation roadmap. Our Towable RV segment also posted solid top-line growth and higher operating income margins, supported by a refreshed dual brand lineup that continues to resonate with consumers seeking high quality and thoughtful design. Together, these RV platforms demonstrate the power of our diversified approach and our ability to compete effectively across price bands and use cases.

“Our Marine segment also performed well in the first quarter, with modest year-over-year revenue growth and healthy operating income margins as we navigate a softer market. Barletta continues to outperform the U.S. aluminum pontoon segment, achieving a 9.1% market share for the 12 months ended October 31, up 30 basis points from the prior year(1). We continue to prioritize brand strength, operational efficiency and channel health, positioning our marine business to capitalize as conditions improve.

“Our continued commitment to financial discipline underscores the strength of Winnebago Industries,” Happe said. “In Q1, we generated positive operating cash flow, reflecting a meaningful increase over the prior year and continued to improve our net leverage position. Our capital allocation strategy remains focused on supporting profitable growth initiatives across the company while strengthening the balance sheet.”
First Quarter Fiscal 2026 Results
Net revenues were $702.7 million, an increase of 12.3% compared to $625.6 million in the first quarter of Fiscal 2025, driven primarily by higher unit volume and selective price increases.
Gross profit was $89.0 million, an increase of 15.9% compared to $76.8 million in the first quarter of Fiscal 2025. Gross profit margin increased 40 basis points in the quarter to 12.7%, primarily due to volume leverage, partially offset by higher warranty expense.
Operating expenses were $75.2 million, a decrease of 3.2% compared to $77.7 million in the first quarter of Fiscal 2025, primarily due to cost reduction initiatives, partially offset by costs to support the growth of the Grand Design motorhome business.
Operating income was $13.8 million compared to operating loss of $0.9 million in the first quarter of Fiscal 2025.
Net income was $5.5 million, compared to net loss of $5.2 million in the first quarter of Fiscal 2025. Reported net income per diluted share was $0.19, compared to reported net loss per diluted share of $0.18 in the first quarter of Fiscal 2025. Adjusted earnings per diluted share was $0.38 compared to adjusted loss per diluted share of $0.03 in the first quarter of Fiscal 2025.
Consolidated Adjusted EBITDA was $30.2 million, an increase of 109.7%, compared to $14.4 million in the first quarter of Fiscal 2025.

First Quarter Fiscal 2026 Segments Summary
Towable RV

	Three Months Ended
($, in millions)	November 29, 2025	November 30, 2024	Change(1)
Net revenues	$293.4	$254.0	15.5%
Operating income	$11.1	$8.9	24.8%
Operating income margin	3.8%	3.5%	30	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Net revenues increased primarily due to higher unit volume and selective price increases, partially offset by a shift in product mix toward lower price point models.
•Operating income margin increased primarily due to volume leverage, partially offset by higher warranty expense.

Motorhome RV

	Three Months Ended
($, in millions)	November 29, 2025	November 30, 2024	Change(1)
Net revenues	$308.5	$271.7	13.5%
Operating income (loss)	$8.2	$(3.2)	NM
Operating income margin	2.7%	(1.2)%	390	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
NM: Not meaningful.

•Net revenues increased primarily due to favorable product mix and selective price increases, partially offset by lower unit volume.
•Operating income margin increased primarily due to targeted price increases, lower discounts and allowances and lower warranty expense.
Marine

	Three Months Ended
($, in millions)	November 29, 2025	November 30, 2024	Change(1)
Net revenues	$92.5	$90.5	2.2%
Operating income	$6.1	$6.2	(0.6)%
Operating income margin	6.6%	6.8%	(20)	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Net revenues increased primarily due to selective price increases, partially offset by lower unit volume.
•Operating income decreased primarily due to volume deleverage.

Balance Sheet and Cash Flow
At the end of the first quarter of Fiscal 2026, cash and cash equivalents totaled $181.7 million compared to $174.0 million at the end of Fiscal 2025 fourth quarter. Total outstanding debt was $541.0 million, which included $550.0 million of debt, net of debt issuance costs of $9.0 million. Working capital improved to $488.1 million, reflecting disciplined balance sheet management and stronger operating efficiency. Cash flow provided by operations was $25.4 million in the first quarter of Fiscal 2026 compared to cash flow used in operations of $16.7 million in the first quarter of Fiscal 2025. The Company's net leverage ratio improved to 2.7x at the end of the first quarter of Fiscal 2026 compared to 3.1x at the end of the Fiscal 2025 fourth quarter.

Quarterly Cash Dividend
On December 17, 2025, the Company’s Board of Directors approved a quarterly cash dividend of $0.35 per share payable on January 28, 2026, to common stockholders of record at the close of business on January 14, 2026.

Outlook
For calendar year 2025, Winnebago Industries now expects North American RV wholesale shipments in the range of 335,000 to 345,000 units, or a midpoint of 340,000 units, compared with a prior midpoint of 330,000 units. For calendar year 2026, North American RV wholesale shipments in the range of 315,000 to 345,000 units, unchanged from the Company’s prior estimate. Based on this outlook, the current business environment, and its first quarter results, Winnebago Industries revised its Fiscal 2026 financial guidance as follows:

•Consolidated net revenues in the range of $2.8 billion to $3.0 billion, compared with the Company’s prior expectation for consolidated net revenues in the range of $2.75 billion to $2.95 billion;
•Reported earnings per diluted share in the range of $1.40 to $2.10, compared with the Company’s prior expectation for reported earnings per diluted share in the range of $1.25 to $1.95; and
•Adjusted earnings per diluted share guidance to a range of $2.10 to $2.80(2), compared with the Company’s prior expectation for adjusted earnings per diluted share in the range of $2.00 to $2.70.

The Company’s outlook takes into account prevailing trends in the RV sector, including the current tariff structure and rates, competitive dynamics, shifts in consumer preferences, and key macroeconomic factors that may influence overall demand.

“Even with macroeconomic uncertainty persisting and industry short-term retail demand still tempered, we expect our second-quarter Fiscal 2026 performance to be stronger than the same period last year, but seasonally lower than the first-quarter results announced today. We continue to focus on relentless, quarter-by-quarter execution supported by new product momentum, efficient inventory management, the revitalization of our Winnebago-branded RV businesses, and clear strategy to prioritize stronger profitability and cash flow across our portfolio,” Happe said. “As industry demand gradually recovers, the margin and efficiency improvements we are executing, together with new product offerings, enhance our competitive position and provide a solid foundation for second half success in Fiscal 2026, which is reflected in our positive, but still disciplined guidance outlook.”

Q1 FY 2026 Conference Call
Winnebago Industries, Inc. will discuss first quarter of Fiscal 2026 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call and view the accompanying presentation slides via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the business outlook and financial guidance for Fiscal 2026. Investors are cautioned that forward-looking statements are inherently uncertain and involve potential risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including, but not limited to general economic uncertainty in key markets and a worsening of domestic and global economic conditions or low levels of economic growth; availability of financing for RV and marine dealers and retail purchasers; competition and new product introductions by competitors; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; risk related to cyclicality and seasonality of our business; risk related to independent dealers; risk related to dealer consolidation or the loss of a significant dealer; significant increase in repurchase obligations; ability to retain relationships with our suppliers and obtain components; business or production disruptions; inadequate management of dealer inventory levels; increased material and component costs, including availability and price of fuel and other raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims and product recalls; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; increased attention to environmental, social, and governance matters, and our ability to meet our commitments; impairment of goodwill and trade names; risks related to our 2030 Convertible Notes and Senior Secured Notes, including our ability to satisfy our obligations under these notes; and changes in recommendations or a withdrawal of coverage by third party securities analysts. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. We caution that the foregoing list of important factors is not complete. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Investors: Joan Ondala
ir@winnebagoind.com

Media: Dan Sullivan
media@winnebagoind.com

Winnebago Industries, Inc.
Footnotes to News Release

Footnotes:

(1)     Source: Statistical Surveys Inc. for the trailing 12 months ended 10/31/2025 and 10/31/2024.
(2)     Fiscal 2026 adjusted EPS guidance excludes the pretax impact of intangible amortization of approximately $22 million.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions, except percent and per share data)	November 29, 2025		November 30, 2024
Net revenues	$702.7	100.0%	$625.6	100.0%
Cost of goods sold	613.7	87.3%	548.8	87.7%
Gross profit	89.0	12.7%	76.8	12.3%
Selling, general, and administrative expenses	69.8	9.9%	72.1	11.5%
Amortization	5.4	0.8%	5.6	0.9%
Total operating expenses	75.2	10.7%	77.7	12.4%
Operating income (loss)	13.8	2.0%	(0.9)	(0.1)%
Interest expense, net	5.5	0.9%	5.8	0.9%
Non-operating income	(0.1)	(0.1)%	—	—%
Income (loss) before income taxes	8.4	1.2%	(6.7)	(1.1)%
Income tax provision (benefit)	2.9	0.4%	(1.5)	(0.2)%
Net income (loss)	$5.5	0.8%	$(5.2)	(0.8)%

Earning (loss) per common share:
Basic	$0.19		$(0.18)
Diluted	$0.19		$(0.18)
Weighted average common shares outstanding:
Basic	28.2		28.6
Diluted	28.3		28.6

Amounts in tables are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
In addition, percentages may not add in total due to rounding.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in millions)	November 29, 2025	August 30, 2025
Assets
Current assets
Cash and cash equivalents	$181.7	$174.0
Receivables, net	149.1	192.0
Inventories, net	415.1	396.4
Prepaid expenses and other current assets	31.7	29.8
Total current assets	777.6	792.2
Property, plant, and equipment, net	327.9	333.0
Goodwill	484.2	484.2
Other intangible assets, net	451.5	456.9
Investment in life insurance	27.3	27.1
Operating lease assets	40.2	41.6
Other long-term assets	18.5	19.4
Total assets	$2,127.2	$2,154.4

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$109.9	$129.3
Accrued expenses	179.6	197.8
Total current liabilities	289.5	327.1
Long-term debt, net	541.0	540.5
Deferred income tax liabilities, net	9.5	5.9
Unrecognized tax benefits	4.9	4.8
Long-term operating lease liabilities	37.6	39.3
Other long-term liabilities	11.1	12.1
Total liabilities	893.6	929.7
Shareholders' equity	1,233.6	1,224.7
Total liabilities and shareholders' equity	$2,127.2	$2,154.4

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions)	November 29, 2025	November 30, 2024
Operating activities
Net income (loss)	$5.5	$(5.2)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation	9.8	9.7
Amortization	5.4	5.6
Amortization of debt issuance costs	0.7	0.8
Last in, first-out ("LIFO") expense	—	(0.2)
Stock-based compensation	4.9	5.5
Deferred income taxes	3.6	0.8
Restructuring and related costs	1.2	—
Other, net	1.2	(1.2)
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	42.9	12.0
Inventories, net	(18.6)	3.4
Prepaid expenses and other assets	0.5	0.1
Accounts payable	(19.5)	(31.6)
Income taxes and unrecognized tax benefits	(0.3)	(1.5)
Accrued expenses and other liabilities	(11.9)	(14.9)
Net cash provided by (used in) operating activities	25.4	(16.7)

Investing activities
Purchases of property, plant, and equipment	(5.6)	(10.0)
Other, net	0.1	2.0
Net cash used in investing activities	(5.5)	(8.0)

Financing activities
Payments of cash dividends	(10.3)	(10.2)
Payments for repurchases of common stock	(1.7)	(33.6)
Other, net	(0.2)	0.1
Net cash used in financing activities	(12.2)	(43.7)

Net increase (decrease) in cash and cash equivalents	7.7	(68.4)
Cash and cash equivalents at beginning of period	174.0	330.9
Cash and cash equivalents at end of period	$181.7	$262.5

Supplemental Disclosures
Income taxes received, net	$(0.1)	$(0.1)
Interest paid	0.2	0.7

Non-cash investing and financing activities
Capital expenditures in accounts payable	$0.5	$5.0
Increase in lease assets in exchange for lease liabilities:
Operating leases	0.3	—

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 29, 2025	% of Revenues(1)	November 30, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$293.4		$254.0		$39.4	15.5%
Operating income	11.1	3.8%	8.9	3.5%	2.2	24.8%

	Three Months Ended
Unit deliveries	November 29, 2025	Product Mix(2)	November 30, 2024	Product Mix(2)	Unit Change	% Change
Travel trailer	5,159	69.5%	4,637	70.1%	522	11.3%
Fifth wheel	2,262	30.5%	1,979	29.9%	283	14.3%
Total Towable RV	7,421	100.0%	6,616	100.0%	805	12.2%

Dealer Inventory(3)	November 29, 2025		November 30, 2024		Unit Change	% Change
Units	17,407		15,211		2,196	14.4%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Data is based on the latest information available from our dealer partners and is subject to timing of reporting and other limitations.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 29, 2025	% of Revenues(1)	November 30, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$308.5		$271.7		$36.8	13.5%
Operating income (loss)	8.2	2.7%	(3.2)	(1.2)%	11.5	NM

	Three Months Ended
Unit deliveries	November 29, 2025	Product Mix(2)	November 30, 2024	Product Mix(2)	Unit Change	% Change
Class A	280	21.5%	242	17.0%	38	15.7%
Class B	257	19.7%	469	33.0%	(212)	(45.2)%
Class C	767	58.8%	711	50.0%	56	7.9%
Total Motorhome RV	1,304	100.0%	1,422	100.0%	(118)	(8.3)%

Dealer Inventory(3)	November 29, 2025		November 30, 2024		Unit Change	% Change
Units	3,223		3,994		(771)	(19.3)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Data is based on the latest information available from our dealer partners and is subject to timing of reporting and other limitations.
NM: Not meaningful.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 29, 2025	% of Revenues(1)	November 30, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$92.5		$90.5		$2.0	2.2%
Operating income	6.1	6.6%	6.2	6.8%	(0.1)	(0.6)%

	Three Months Ended
Unit deliveries	November 29, 2025		November 30, 2024		Unit Change	% Change
Boats	1,135		1,171		(36)	(3.1)%

Dealer Inventory(2,3)	November 29, 2025		November 30, 2024		Unit Change	% Change
Units	3,142		3,143		(1)	NM
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Due to the nature of the Marine industry, this amount includes a higher proportion of retail sold units than our other segments.
(3)    Data is based on the latest information available from our dealer partners and is subject to timing of reporting and other limitations.
NM: Not meaningful.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended
	November 29, 2025	November 30, 2024
Diluted earnings (loss) per share	$0.19	$(0.18)
Amortization(1)	0.19	0.20
Restructuring and related costs(1)	0.05	—
Tax impact of adjustments(2)	(0.05)	(0.05)
Adjusted diluted earnings (loss) per share(3)	$0.38	$(0.03)
(1)    Represents a pre-tax adjustment.
(2)    Income tax impact calculated using the statutory tax rate for the U.S. of 22.0% for Fiscal 2026 and 23.0% for Fiscal 2025.
(3)    Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended
(in millions)	November 29, 2025	November 30, 2024
Net income (loss)	$5.5	$(5.2)
Interest expense, net	5.5	5.8
Income tax provision (benefit)	2.9	(1.5)
Depreciation	9.8	9.7
Amortization	5.4	5.6
EBITDA	29.1	14.4
Restructuring and related costs	1.2	—
Non-operating income	(0.1)	—
Adjusted EBITDA	$30.2	$14.4

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our asset-backed revolving credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.